Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 www.codexis.com

Codexis Announces Inducement Option Award and Restricted Stock Award to David O’Toole

Redwood City, CA – September 12, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals, today announced that it has granted a stock option award and restricted stock award to David O’Toole, Codexis’ newly appointed Senior Vice President and Chief Financial Officer. These inducement awards were approved by the Compensation Committee of the Codexis Board of Directors on September 10, 2012 and granted as an inducement material to Mr. O’Toole entering into employment with Codexis in accordance with NASDAQ Listing Rule 5635(c)(4).

Codexis granted Mr. O’Toole an option to purchase 200,000 shares of Codexis’ common stock with an exercise price equal to $2.72, the closing price per share of common stock as reported by NASDAQ on September 10, 2012. The option will vest and become exercisable on September 4, 2013 as to 25% of the shares subject thereto, with the remaining shares vesting and becoming exercisable ratably on a monthly basis over a period of 36 months thereafter, subject to Mr. O’Toole’s continuous service with Codexis through the applicable vesting date, such that the option will be fully vested and exercisable on September 4, 2016. In addition, Codexis granted to Mr. O’Toole an award of 50,000 shares of restricted stock that will vest as to 25% of the shares subject thereto on each anniversary of September 4, 2012, subject to Mr. O’Toole’s continuous service to Codexis through the applicable vesting date, such that the Restricted Stock Award will be fully vested on September 4, 2016. Each of the option and restricted stock award is eligible for accelerated vesting under the change of control severance agreement entered into with Mr. O’Toole.

Codexis is providing this information in accordance with NASDAQ Listing Rule 5635(c)(4).

About Codexis, Inc.

Codexis, Inc. is a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals. Codexis’ product lines include CodeXyme™ cellulase enzymes and CodeXol™ detergent alcohol. Partners and customers include global leaders such as Merck, Pfizer and Teva. For more information, see www.codexis.com.

Contacts:

Investors: Paul Cox, ir@codexis.com, 212-362-1200

Media: Patrick Hillmann, media@codexis.com, 312-854-7520

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